EXHIBIT 99.1

              Hexcel Reports 2004 Third Quarter Results

    STAMFORD, Conn.--(BUSINESS WIRE)--Oct. 20, 2004--Hexcel
Corporation (NYSE/PCX:HXL)

    Highlights:

    -- Net sales up 24% to $263.1 million compared to the third quarter of 2003.

    -- Operating income improves by 62% to $18.6 million compared to the third quarter of 2003 after recognizing a $2.3 million bad debt provision for a customer that filed Chapter 11 and a $1.5 million charge from a litigation settlement.

    -- Net income improves $7.3 million to $4.3 million for the quarter.

    -- Total debt, net of cash, decreases by $16.9 million to $405.9 million.

                                          Unaudited       Unaudited
                                       -------------------------------
                                          Quarter        Nine Months
                                           Ended            Ended
                                        September 30,   September 30,
                                       -------------------------------
(In millions, except per share data)     2004    2003    2004    2003
----------------------------------------------------------------------

Net sales                              $263.1  $212.8  $798.1  $675.5
Gross margin %                           20.9%   18.6%   21.4%   19.7%
Operating income                        $18.6   $11.5   $68.2   $49.3
Operating income %                        7.1%    5.4%    8.5%    7.3%
Other non-operating (income) expense,
 net                                        -       -    $0.6    $2.6
Provision for income taxes (a)           $2.3    $0.7   $10.9    $5.9
Equity in earnings (losses) of
 affiliated companies                       -   $(0.3)   $0.8   $(1.1)
Net income (loss)                        $4.3   $(3.0)  $21.2   $(1.4)
Deemed preferred dividends and
 accretion                              $(3.2)  $(3.1)  $(9.4)  $(6.6)
Net income (loss) available to common
 shareholders                            $1.1   $(6.1)  $11.8   $(8.0)
Diluted net income (loss) per common
 share                                  $0.03  $(0.16)  $0.23  $(0.21)
----------------------------------------------------------------------
(a) The Company's tax provision primarily reflects taxes on foreign income. The Company will continue to adjust its tax provision rate through the establishment, or release, of a non-cash valuation allowance attributable to currently generated U.S. and Belgian net operating income (losses) until such time as the U.S. and Belgian operations, respectively, generate income in future years to utilize the net operating losses in full.

                           Constant Currency

To assist in the interpretation of the Company's net sales trend, the value of total net sales and sales by market for the third quarter and first nine months of 2004, as disclosed in this news release, has been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the comparable periods in 2003. Such estimated net sales are titled "constant currency" in this news release. Actual sales by market segment are provided in Table A attached.
*T
    Hexcel Corporation (NYSE/PCX: HXL) today reported results for the third quarter of 2004. Net sales for the third quarter of 2004 were $263.1 million as compared to $212.8 million for the third quarter of 2003. In constant 2003 currency, revenues for the third quarter of 2004 were $257.2 million, or 20.9%, higher than last year.
    Operating income for the third quarter of 2004 was $18.6 million compared to $11.5 million for the same quarter last year. Included within operating income for the third quarter of 2004 is a $2.3 million provision against accounts receivable from Second Chance Body Armor, Inc., a ballistics customer that filed for protection under Chapter 11 of the U.S. Bankruptcy Code last week, and a $1.5 million expense accrued following the previously announced settlement of a federal class action case. In the second quarter of 2004, the Company had accrued an estimated $5.5 million in anticipation of a potential settlement in this case. The settlement remains subject to court approval. Depreciation expense for the quarter of $12.4 million was $0.1 million higher than the prior year, while business consolidation and restructuring expenses were $0.6 million compared to $1.0 million in the third quarter of 2003.
    Net income for the quarter was $4.3 million compared to a net loss of $3.0 million for the same quarter of 2003. After reflecting deemed preferred dividends and accretion, net income to common shareholders for the quarter was $1.1 million, or $0.03 per diluted common share, compared to a net loss of $6.1 million or $0.16 per diluted common share, for the third quarter of 2003.

    Chief Executive Officer Comments

    Commenting on the quarter's results, Mr. David E. Berges, Chairman, Chief Executive Officer and President, said, "Vacation shutdown schedules of our customers make the third quarter typically our weakest, reducing revenues, but this year the quarter was almost in line with the first half sales rate and a full 23.6% ahead of last year's summer quarter. For the period operating income increased 62%, or $7.1 million and net income was up $7.3 million."
    Mr. Berges observed, "On a dollar basis, the biggest growth versus last year came from commercial aerospace. Because Hexcel delivers its products four to six months ahead of final shipments, we are now seeing the benefit of the announced increases in 2005 commercial aircraft production by Boeing and Airbus, as well as the ramp up of production of the new Airbus A380."
    Mr. Berges continued, "In percentage terms, year-on-year revenue growth was led by sales in our industrial segment due to continued strength in both ballistic reinforcements and wind turbine blade materials. Our body armor customers continue to have strong order books, giving the potential for ballistic fabric sales to remain at historically high levels for some time. We are also encouraged this month with the renewal of the Production Tax Credit for new wind turbine installations that should restart the stalled U.S. wind energy market."
    Mr. Berges concluded, "We delivered net income in the third quarter, our traditionally weakest performing quarter of the year, moving the Company closer to our goal of being consistently profitable quarter by quarter. With the widespread evidence of a recovery in the production of commercial aircraft, and our confidence in the leverage we can achieve with top line growth, we now set our sights on continued earnings expansion.

    Revenue Trends

    As in recent quarters, the year-over-year shift in foreign exchange rates has continued to increase revenues compared to prior period actual results. To provide a better understanding of the real underlying trends, we have again provided constant currency revenues in our discussion of revenue trends by market. Actual sales by market segment are provided in Table A.
    In constant currency, Commercial Aerospace revenues were $114.5 million for the third quarter of 2004, an increase of $22.9 million, or 25.0%, over the revenues in the same quarter of 2003. The year-on-year increase reflects the benefit of higher aircraft build rates in 2005, a favorable change in mix of aircraft being produced, and the benefit of the new Airbus A380 program.
    Industrial market revenues for the quarter in constant currency were $85.7 million, an increase of $21.8 million, or 34.1%, compared to revenues of $63.9 million in the third quarter of 2003. The largest portion of this revenue increase came from sales of reinforcement fabrics used in military body armor applications. Ballistic revenues were up sharply compared to the third quarter of 2003 but essentially flat as compared to the second quarter of 2004 due to continuing constraints in ballistic fiber capacity. Sales to wind energy applications also increased at a double digit rate year-on-year.
    Space & Defense revenues in constant currency of $40.8 million were down $4.2 million, or 9.3%, from the third quarter of 2003, primarily due to the termination of the Comanche program which contributed $3.9 million of revenue to the same quarter last year. The Company provides materials to a wide range of military programs. Over time, the revenues the Company obtains from these programs tend to vary quarter by quarter based on customer ordering patterns and the timing and extent of program funding.
    Electronics revenues for the quarter in constant currency were $16.2 million compared to 2003 third quarter revenues of $12.3 million, and were comparable to the revenues reported in the second quarter of 2004. The Company continues to focus on higher-end electronics applications, and this focus on advanced technology materials and specialty applications, together with some recovery in industry demand, is contributing to enhanced performance in our electronics business.

    Gross Margin and Operating Income

    Gross margin for the quarter increased $15.3 million over last year to $54.9 million or 20.9% of sales, an improvement of 230 basis points. Gross margin rates are historically lower in the third quarter due to the impact of plant shutdowns during the European vacation period. The improvement this year reflects higher sales volumes, particularly from commercial aerospace market applications. Excluding the impact of the $2.3 million bad debt provision and the $1.5 million charge related to a litigation settlement, operating income increased $10.9 million to 8.5% of revenues, up 310 basis points from the same quarter last year.

    Debt

    Total debt, net of cash, decreased in the quarter by $16.9 million to $405.9 million as of September 30, 2004. There were no asset sales in the quarter (see Table E for the components of net debt).
    Interest expense during the quarter was $12.0 million compared to $13.5 million in the third quarter of 2003. The decline in interest expense reflects the substantial reduction in total debt during 2003 and continued reductions during the first nine months of 2004 (see Table C for details of the components of interest expense).
    Capital expenditures for the quarter and year-to-date were $8.5 million and $20.3 million, respectively. We now anticipate 2004 capital expenditures will be approximately $36 million.

    Hexcel will host a conference call at 11:00 A.M. EDT, tomorrow, Thursday, October 21, 2004 to discuss the third quarter results and respond to questions. The telephone number for the conference call is
(719) 457-2703 and the confirmation code is 922246. The call will be simultaneously hosted on Hexcel's web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately seven days.

    Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics, and industrial applications.

               Disclaimer on Forward-Looking Statements

This press release contains statements that are forward looking, including statements relating to market conditions (including commercial and military aircraft build rates and demand for products from ballistic, wind energy and electronics applications), future sales volumes, operating income, equity in losses of affiliated companies, interest expense and capital expenditure levels. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased competition, product mix, inability to achieve planned manufacturing improvements, conditions in the financial markets and changes in currency exchange rates. Additional risk factors are described in the Company's filings with the SEC. The Company does not undertake an obligation to update its forward-looking statements to reflect future events.


Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
----------------------------------------------------------------------
                                                 Unaudited
                                     ---------------------------------
                                          Quarter       Nine Months
                                           Ended           Ended
                                       September 30,   September 30,
(In millions, except per share data)    2004   2003     2004   2003
----------------------------------------------------------------------
Net sales                            $ 263.1  $212.8  $ 798.1  $675.5
Cost of sales                          208.2   173.2    627.1   542.3
----------------------------------------------------------------------

  Gross margin                          54.9    39.6    171.0   133.2

Selling, general and administrative
 expenses                               28.9    22.9     82.6    70.5
Research and technology expenses         5.3     4.6     15.2    13.2
Business consolidation and
 restructuring expenses                  0.6     1.0      2.0     2.4
Other (income) expense, net              1.5    (0.4)     3.0    (2.2)
----------------------------------------------------------------------

  Operating income                      18.6    11.5     68.2    49.3

Interest expense                        12.0    13.5     36.3    41.1
Non-operating (income) expense, net        -       -      0.6     2.6
----------------------------------------------------------------------

  Income (loss) before income taxes      6.6    (2.0)    31.3     5.6
Provision for income taxes               2.3     0.7     10.9     5.9
----------------------------------------------------------------------

  Income (loss) before equity in
   earnings (losses)                     4.3    (2.7)    20.4    (0.3)
Equity in earnings (losses) of
 affiliated companies                      -    (0.3)     0.8    (1.1)
----------------------------------------------------------------------

  Net income (loss)                      4.3    (3.0)    21.2    (1.4)
Deemed preferred dividends and
 accretion                              (3.2)   (3.1)    (9.4)   (6.6)
----------------------------------------------------------------------
  Net income (loss) available to
   common shareholders               $   1.1  $ (6.1) $  11.8  $ (8.0)
----------------------------------------------------------------------


Net income (loss) per common
 share(a):

  Basic                              $  0.03  $(0.16) $  0.30  $(0.21)
  Diluted                            $  0.03  $(0.16) $  0.23  $(0.21)

Weighted-average common shares
 outstanding (a):

 Basic                                  39.4    38.7     39.2    38.6
 Diluted                                42.6    38.7     91.5    38.6
----------------------------------------------------------------------
(a) Refer to Table D for further information relating to the computations of basic and diluted net income (loss) per common share.


Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
----------------------------------------------------------------------
                                                 Unaudited
                                      --------------------------------
(In millions, except per share data)   Sept. 30,   June 30,   Dec. 31,
                                         2004       2004       2003
----------------------------------------------------------------------
Assets
Current assets:
 Cash and cash equivalents            $    51.5  $    45.1  $    41.7
 Accounts receivable, net                 146.1      156.6      126.2
 Inventories, net                         144.9      134.2      120.5
 Prepaid expenses and other current
  assets                                   18.0       16.0       16.2
----------------------------------------------------------------------
 Total current assets                     360.5      351.9      304.6

Property, plant and equipment             697.7      686.4      688.0
Less accumulated depreciation            (425.7)    (413.1)    (394.1)
----------------------------------------------------------------------
 Net property, plant and equipment        272.0      273.3      293.9

Goodwill                                   76.7       76.3       76.9
Investments in affiliated companies         6.7        6.7        7.4
Other assets                               34.7       35.8       39.9
----------------------------------------------------------------------
Total assets                          $   750.6  $   744.0  $   722.7
----------------------------------------------------------------------

Liabilities and Stockholders' Equity
 (Deficit)
Current liabilities:
 Notes payable and current maturities
  of capital lease obligations        $     2.0  $     1.0  $     2.1
 Accounts payable                          81.2       81.4       64.1
 Accrued liabilities                      115.1      108.1       97.7
----------------------------------------------------------------------
 Total current liabilities                198.3      190.5      163.9

Long-term notes payable and capital
 lease obligations                        455.4      465.1      481.3
Other non-current liabilities              64.6       65.4       64.9
----------------------------------------------------------------------
Total liabilities                         718.3      721.0      710.1

Mandatorily redeemable convertible
 preferred stock, 0.125 shares
   of series A and 0.125 shares of
    series B authorized, issued and
   outstanding                            115.4      112.2      106.0

Stockholders' equity (deficit):
Preferred stock, no par value, 20.0
 shares of stock authorized,
 no shares issued or outstanding              -          -          -
Common stock, $0.01 par value, 200.0
 shares of stock authorized,
   and 40.0 shares issued                   0.4        0.4        0.4
Additional paid-in capital                299.9      301.0      303.5
Accumulated deficit                      (371.4)    (375.7)    (392.6)
Accumulated other comprehensive
 income (loss)                              2.0       (0.9)       8.8
----------------------------------------------------------------------
                                          (69.1)     (75.2)     (79.9)
Less - Treasury stock, at cost, 1.4
 shares at September 30, 2004 and
 June 30, 2004 and 1.3 shares at
 December 31, 2003                        (14.0)     (14.0)     (13.5)
----------------------------------------------------------------------
Total stockholders' equity (deficit)      (83.1)     (89.2)     (93.4)
----------------------------------------------------------------------
Total liabilities and stockholders'
 equity (deficit)                     $   750.6  $   744.0  $   722.7
----------------------------------------------------------------------
Total debt, net of cash               $   405.9  $   422.8  $   441.7
----------------------------------------------------------------------

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
----------------------------------------------------------------------
                                                Unaudited
                                   -----------------------------------
                                     Quarter Ended   Nine Months Ended
                                     September 30,     September 30,
(In millions)                        2004     2003     2004     2003
----------------------------------------------------------------------

Cash flows from operating
 activities
 Net income (loss)                 $   4.3     (3.0) $  21.2  $  (1.4)
 Reconciliation to net cash
  provided by operating
  activities:
  Depreciation                        12.4     12.3     38.9     37.7
  Amortization of debt discount
   and deferred financing costs        0.9      0.8      2.6      2.6
  Deferred income taxes (benefit)     (0.4)    (1.7)    (0.5)    (0.5)
  Business consolidation and
   restructuring expenses              0.6      1.0      2.0      2.4
  Business consolidation and
   restructuring payments             (1.0)    (1.8)    (3.8)    (7.3)
  Equity in (earnings) losses of
   affiliated companies                  -      0.3     (0.8)     1.1
  Working capital changes and
   other                               7.8      8.9    (14.1)    (7.4)
----------------------------------------------------------------------
 Net cash provided by operating
  activities                          24.6     16.8     45.5     27.2
----------------------------------------------------------------------

Cash flows from investing
 activities
 Capital expenditures                 (8.5)    (5.5)   (20.3)   (12.5)
 Proceeds from sale of an
  ownership interest in an
  affiliated company                     -     23.0        -     23.0
 Proceeds from the sale of assets        -      2.7      6.5      5.7
 Dividends from an affiliated
  company                                -        -      1.5      1.0
----------------------------------------------------------------------
 Net cash (used for) provided by
  investing activities                (8.5)    20.2    (12.3)    17.2
----------------------------------------------------------------------

Cash flows from financing
 activities
 Proceeds from (repayments of)
  senior secured credit
   facilities, net                   (11.9)    (1.1)    (4.1)     7.1
 Proceeds from issuance of 9.875%
  senior secured notes,
   net of discount                       -        -        -    123.7
 Repayments of senior credit
  facility, net                          -        -        -   (179.7)
 Redemption of 7% convertible
  subordinated notes                     -        -        -    (46.9)
 Redemption of 9.75% senior
  subordinated notes                     -        -    (22.9)       -
 Proceeds from (repayments of)
  capital lease obligations
   and other debt, net                 0.9    (38.1)    (0.3)   (38.5)
 Proceeds from issuance of
  mandatorily redeemable
   convertible preferred stock           -        -        -    125.0
 Issuance costs related to debt
  and equity offerings                   -        -        -    (14.1)
 Activity under stock plans            1.7      0.1      3.6      0.2
----------------------------------------------------------------------
 Net cash used for financing
  activities                          (9.3)   (39.1)   (23.7)   (23.2)
----------------------------------------------------------------------
Effect of exchange rate changes on
 cash and cash equivalents            (0.4)     1.1      0.3     (0.5)
----------------------------------------------------------------------
Net increase (decrease) in cash
 and cash equivalents                  6.4     (1.0)     9.8     20.7
Cash and cash equivalents at
 beginning of period                  45.1     29.9     41.7      8.2
----------------------------------------------------------------------
Cash and cash equivalents at end
 of period                         $  51.5     28.9  $  51.5  $  28.9
----------------------------------------------------------------------

Supplemental Data:
  Cash interest paid               $  15.3     18.6  $  39.7  $  44.4
  Cash taxes paid                  $   2.4      2.7  $   7.8  $   8.3
----------------------------------------------------------------------


Hexcel Corporation and Subsidiaries
                                                               Table A
Net Sales to Third-Party Customers by
 Product Group and Market Segment
----------------------------------------------------------------------
                                         Unaudited
                     -------------------------------------------------
(In millions)        Commercial             Space &
                     Aerospace  Industrial  Defense  Electronics Total
----------------------------------------------------------------------
Third Quarter 2004 Net Sales
Reinforcements       $    16.9  $    50.9  $     -  $    16.6  $ 84.4
Composites                84.8       37.4     39.0          -   161.2
Structures                14.8          -      2.7          -    17.5
----------------------------------------------------------------------
Total                    116.5       88.3     41.7       16.6   263.1
                     $     44%  $     34%  $   16%  $      6%  $ 100%
----------------------------------------------------------------------
Second Quarter 2004 Net Sales
Reinforcements       $    15.9  $    53.5  $     -  $    15.5  $ 84.9
Composites                83.6       39.1     47.0          -   169.7
Structures                15.1          -      2.5          -    17.6
----------------------------------------------------------------------
Total                    114.6       92.6     49.5       15.5   272.2
                     $     42%  $     34%  $   18%  $      6%  $ 100%
----------------------------------------------------------------------
Third Quarter 2003 Net Sales
Reinforcements       $    11.8  $    29.5  $     -  $    12.3  $ 53.6
Composites                63.1       34.4     42.0          -   139.5
Structures                16.7          -      3.0          -    19.7
----------------------------------------------------------------------
Total                     91.6       63.9     45.0       12.3   212.8
                     $     43%  $     30%  $   21%  $      6%  $ 100%
----------------------------------------------------------------------
First Nine Months 2004 Net Sales
Reinforcements       $    47.7  $   147.8  $     -  $    47.9  $243.4
Composites               248.9      118.0    135.1          -   502.0
Structures                45.0          -      7.7          -    52.7
----------------------------------------------------------------------
Total                    341.6      265.8    142.8       47.9   798.1
                     $     43%  $     33%  $   18%  $      6%  $ 100%
----------------------------------------------------------------------
First Nine Months 2003 Net Sales
Reinforcements       $    38.6  $    93.7  $     -  $    40.4  $172.7
Composites               209.6      108.4    123.2          -   441.2
Structures                50.7          -     10.9          -    61.6
----------------------------------------------------------------------
Total                    298.9      202.1    134.1       40.4   675.5
                     $     44%  $     30%  $   20%  $      6%  $ 100%
----------------------------------------------------------------------


Hexcel Corporation and Subsidiaries
Segment Data                                                   Table B
----------------------------------------------------------------------
                                        Unaudited
                    --------------------------------------------------
                                                       Corporate &
(In millions)      Reinforcements Composites Structures Other(a) Total
----------------------------------------------------------------------
Third Quarter 2004
----------------------------------------------------------------------
Net sales to
 external customers $    84.4  $   161.2  $    17.5  $      -  $263.1
Intersegment sales       25.2        4.9          -         -    30.1
----------------------------------------------------------------------
 Total sales            109.6      166.1       17.5         -   293.2

Operating income
 (loss)                   9.9       19.1        1.0     (11.4)   18.6
Depreciation              3.9        8.0        0.5         -    12.4
Business
 consolidation and
  restructuring
   expenses               0.1        0.5          -         -     0.6
Capital
 expenditures             1.8        6.6          -       0.1     8.5
----------------------------------------------------------------------
Second Quarter 2004
----------------------------------------------------------------------
Net sales to
 external customers $    84.9  $   169.7  $    17.6  $      -  $272.2
Intersegment sales       26.9        4.4          -         -    31.3
----------------------------------------------------------------------
 Total sales            111.8      174.1       17.6         -   303.5

Operating income
 (loss)                  13.0       27.2        0.8     (15.1)   25.9
  Depreciation            4.2        8.5        0.5         -    13.2
Business
 consolidation and
  restructuring
   expenses               0.3        0.6          -         -     0.9
Capital
 expenditures             2.1        4.2        0.1       0.9     7.3
----------------------------------------------------------------------
Third Quarter 2003
----------------------------------------------------------------------
Net sales to
 external customers $    53.6  $   139.5  $    19.7  $      -  $212.8
Intersegment sales       19.2        2.3          -         -    21.5
----------------------------------------------------------------------
 Total sales             72.8      141.8       19.7         -   234.3

Operating income
 (loss)                   2.6       14.0        0.8      (5.9)   11.5
Depreciation              3.6        8.2        0.5         -    12.3
Business
 consolidation and
  restructuring
   expenses               0.8        0.2          -         -     1.0
Capital
 expenditures             1.7        3.8          -         -     5.5
----------------------------------------------------------------------
First Nine Months 2004
----------------------------------------------------------------------
Net sales to
 external customers $   243.4  $   502.0  $    52.7  $      -  $798.1
Intersegment sales       78.5       13.9          -         -    92.4
----------------------------------------------------------------------
 Total sales            321.9      515.9       52.7         -   890.5

Operating income
 (loss)                  30.5       68.9        2.3     (33.5)   68.2
  Depreciation           12.3       25.1        1.5         -    38.9
Business
 consolidation and
  restructuring
   expenses               0.6        1.5          -      (0.1)    2.0
Capital
 expenditures             5.4       13.8        0.1       1.0    20.3
----------------------------------------------------------------------
First Nine Months 2003
----------------------------------------------------------------------
Net sales to
 external customers $   172.7  $   441.2  $    61.6  $      -  $675.5
Intersegment sales       63.4       11.6          -         -    75.0
----------------------------------------------------------------------
 Total sales            236.1      452.8       61.6         -   750.5

Operating income
 (loss)                  12.2       53.0        3.6     (19.5)   49.3
  Depreciation           12.0       24.1        1.6         -    37.7
Business
 consolidation and
  restructuring
   expenses               1.0        1.3        0.1         -     2.4
Capital
 expenditures             4.4        8.0        0.1         -    12.5
----------------------------------------------------------------------

(a) The Company does not allocate corporate expenses to its business segments.


Hexcel Corporation and Subsidiaries                            Table C
Schedule of Interest Expense
----------------------------------------------------------------------
                                                    Unaudited
                                           ---------------------------
                                              Quarter     Nine Months
                                               Ended          Ended
                                           September 30, September 30,
(In millions)                               2004   2003   2004   2003
----------------------------------------------------------------------
Interest on debt instruments               $10.8  $12.3  $32.7  $37.2
Banking, commitment and other fees           0.4    0.4    1.1    1.3
Amortization of financing costs and
 discounts (non-cash)                        0.8    0.8    2.5    2.6
----------------------------------------------------------------------
Interest Expense                           $12.0  $13.5  $36.3  $41.1
----------------------------------------------------------------------


Hexcel Corporation and Subsidiaries                            Table D
Schedule of Net Income (Loss) Per Common Share (a)
----------------------------------------------------------------------
                                                   Unaudited
                                         -----------------------------
                                             Quarter      Nine Months
                                              Ended          Ended
                                          September 30,  September 30,
(In millions, except per share data)      2004    2003   2004    2003
----------------------------------------------------------------------
Basic net income (loss) per common
 share:
Net income (loss)                        $ 4.3  $ (3.0) $21.2  $ (1.4)
Deemed preferred dividends and accretion  (3.2)   (3.1)  (9.4)   (6.6)
----------------------------------------------------------------------
  Net income (loss) available to common
   shareholders                          $ 1.1  $ (6.1) $11.8  $ (8.0)
----------------------------------------------------------------------
  Weighted average common shares
   outstanding                            39.4    38.7   39.2    38.6
Basic net income (loss) per common share $0.03  $(0.16) $0.30  $(0.21)
----------------------------------------------------------------------
Diluted net income (loss) per common
 share:
Net income (loss)                        $ 4.3  $ (3.0) $21.2  $ (1.4)
Deemed preferred dividends and accretion  (3.2)   (3.1)  (9.4)   (6.6)
----------------------------------------------------------------------
Net income (loss) available to common
 shareholders                            $ 1.1  $ (6.1) $11.8  $ (8.0)
Plus: Deemed preferred dividends and
 accretion                                   -       -    9.4       -
----------------------------------------------------------------------
  Net income (loss) available to common
   shareholders
    plus assumed conversions             $ 1.1  $ (6.1) $21.2  $ (8.0)
----------------------------------------------------------------------
Weighted average common shares
 outstanding - Basic                      39.4    38.7   39.2    38.6

Plus incremental shares from assumed
 conversions:
  Restricted stock units                   0.4       -    0.4       -
  Stock options                            2.8       -    2.1       -
  Convertible preferred stock                -       -   49.8       -
----------------------------------------------------------------------
  Weighted average common shares
   outstanding - Dilutive                 42.6    38.7   91.5    38.6
----------------------------------------------------------------------
Diluted net income (loss) per common
 share                                   $0.03  $(0.16) $0.23  $(0.21)
----------------------------------------------------------------------

(a) The Company's convertible subordinated debentures, due 2011, were excluded from the computations of diluted net income (loss) per common share for the quarters and nine months ended September 30, 2004 and 2003, as they were antidilutive. In addition, the Company's convertible subordinated notes, due 2003, were excluded from the computation of diluted net income (loss) per common share for the quarter and nine months ended September 30, 2003, as they were antidilutive. The convertible subordinated notes, due 2003, were repaid in full on March 19, 2003.


Hexcel Corporation and Subsidiaries                            Table E
Schedule of Net Debt
----------------------------------------------------------------------
                                              Unaudited
                              ----------------------------------------
                               September 30,   June 30,   December 31,
(In millions)                     2004          2004         2003
----------------------------------------------------------------------
Senior Secured Credit
 Facility, due 2008            $          -  $      11.8  $       4.0
European credit and overdraft
 facilities                             1.7          0.8          1.9
9.875% Senior secured notes,
 due 2008, net of unamortized
 discount of $0.9 at September
 30, 2004, $1.0 at June 30,
 2004 and $1.1 at December 31,
 2003                                 124.1        124.0        123.9
9.75% Senior subordinated
 notes, due 2009, net of
 unamortized discount of $0.7
 at September 30, 2004, $0.8
 at June 30, 2004, and $1.0
 at December 31, 2003 (a)             306.7        304.6        328.5
7.0% Convertible subordinated
 debentures, due 2011                  21.0         21.0         21.0
----------------------------------------------------------------------
Total notes payable                   453.5        462.2        479.3
Capital lease obligations               3.9          3.9          4.1
----------------------------------------------------------------------
Total notes payable and
 capital lease obligations     $      457.4  $     466.1  $     483.4
----------------------------------------------------------------------

Cash and cash equivalents              51.5         45.1         41.7
Add: Cash for bond repurchase
 settlements                              -         (1.8)           -
----------------------------------------------------------------------
Net Debt                       $      405.9  $     422.8  $     441.7
----------------------------------------------------------------------

(a) Includes a decrease of $0.8 million at September 30, 2004; a decrease of $2.8 million at June 30, 2004; and a decrease of $0.5 million at December 31, 2003 for derivative contracts under SFAS No. 133. During the fourth quarter of 2003, the Company entered into interest rate swap agreements for an aggregate notional amount of $100.0 million, effectively converting the fixed interest rate of 9.75% into variable interest rates.

    CONTACT: Hexcel Corporation
             Investors:
             Stephen C. Forsyth, 203-969-0666 Ext. 425 stephen.forsyth@hexcel.com
              or
             Media:
             Michael Bacal, 203-969-0666 Ext. 426
             michael.bacal@hexcel.com